[Letterhead of Venable LLP]

July 28, 2004

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Re:	Cash Reserve Fund, Inc.

Registration Statement on Form N-1A:

1933 Act File No.: 002-72658

1940 Act File No.: 811-03196

Ladies and Gentlemen:

We have served as Maryland counsel to Cash Reserve Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Fund”), in connection with certain matters of Maryland law arising out of the registration and issuance of an indefinite number of (i) Prime Series — Cash Reserve Prime Shares, Cash Reserve Prime Institutional Shares, Cash Reserve Prime Class A Shares, Cash Reserve Prime Class B Shares, Cash Reserve Prime Class C Shares and Quality Cash Reserve Prime Shares, (ii) Treasury Series — Cash Reserve Treasury Shares and Cash Reserve Treasury Institutional Shares, and (iii) Tax-Free Series — Cash Reserve Tax-Free Shares and Cash Reserve Tax-Free Institutional Shares (collectively, the “Shares”) of common stock, $.001 par value per share (“Common Stock”), of the Fund, covered by Post-Effective Amendment No. 39 to the above-referenced Registration Statement (the “Registration Statement”), filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Fund, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. Post-Effective Amendment No. 39 to the Registration Statement, and the related form of prospectus and statement of additional information included therein, substantially in the form transmitted to the Commission under the 1933 Act;

Willkie Farr & Gallagher LLP

July 28, 2004

2. The charter of the Fund (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Fund, certified as of the date hereof by an officer of the Fund;

4. A certificate of the SDAT as to the good standing of the Fund, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Fund (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares at net asset value in a continuous public offering, certified as of the date hereof by an officer of the Fund;

6. A certificate executed by an officer of the Fund, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Fund) is duly authorized to do so.

3. Each of the parties (other than the Fund) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,

Willkie Farr & Gallagher LLP

July 28, 2004

statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Fund is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and (assuming that, upon any issuance of the Shares, the total number of shares of each series and class of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock of such series or class that the Fund is then authorized to issue under the Charter), when and if delivered against payment of net asset value therefor in accordance with the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for your benefit in connection with your opinion of even date herewith to be submitted to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an attachment to your opinion included as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP